SCHEDULE A
TO THE
MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

As Amended February 14, 2019

Name of Fund

Diamond Hill Small Cap Fund
Diamond Hill Small-Mid Cap Fund
Diamond Hill Large Cap Fund
Diamond Hill All Cap Select Fund
Diamond Hill Long-Short Fund
Diamond Hill Financial Long-Short Fund
Diamond Hill Corporate Credit Fund
Diamond Hill Research Opportunities Fund
Diamond Hill Mid Cap Fund
Diamond Hill High Yield Fund
Diamond Hill Short Duration Total Return Fund
Diamond Hill Core Bond Fund
Diamond Hill Global Fund
Diamond Hill International Fund